Exhibit 4.2

THIS WARRANT AND THE PREFERRED STOCK ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE PREFERRED STOCK ISSUABLE HEREUNDER MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR ANY SHARES ISSUABLE HEREUNDER UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AMERICAN REBEL HOLDINGS, INC. OR ITS TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED.

AMERICAN REBEL HOLDINGS, INC.

WARRANT TO PURCHASE SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK

1. Issuance. For good and valuable consideration as set forth in the Exchange Agreement (as defined below), the receipt and sufficiency of which are hereby acknowledged by American Rebel Holdings, Inc., a Nevada corporation (“Company”); Streeterville Capital, LLC, a Utah limited liability company, its successors and/or registered assigns (“Investor”), is hereby granted the right to purchase at any time on or after September 10, 2025 (the “Issue Date”) until the date which is the last calendar day of the month in which the two (2) year anniversary of the Issue Date occurs (the “Expiration Date”), 225,000 fully paid and non-assessable shares (the “Warrant Shares”) of Company’s Series D Convertible Preferred Stock (the “Series D Stock”), as such number may be adjusted from time to time pursuant to the terms and conditions of this Warrant to Purchase Shares of Series D Convertible Preferred Stock (this “Warrant”).

This Warrant is being issued pursuant to the terms of that certain Exchange Agreement dated September 10, 2025, to which Company and Investor are parties (as the same may be amended from time to time, the “Exchange Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference. Moreover, to the extent any defined terms used herein are defined in any other Transaction Document (as defined in the Purchase Agreement (as defined in the Exchange Agreement) or Exchange Document, such defined term shall remain applicable in this Warrant even if the other Transaction Document or Exchange Document has been released, satisfied, or is otherwise cancelled. This Warrant was issued to Investor on the Issue Date.

2. Exercise of Warrant.

2.1. General.

(a) This Warrant is exercisable in whole or in part at any time and from time to time commencing on the Issue Date and ending on the Expiration Date. Such exercise shall be effectuated by submitting to Company (either by delivery to Company or by email or facsimile transmission) a completed and signed Notice of Exercise substantially in the form attached to this Warrant as Exhibit A (the “Notice of Exercise”). The date a Notice of Exercise is emailed or delivered to Company shall be the “Exercise Date”. The Notice of Exercise shall be executed by Investor and shall indicate the number of Warrant Shares to be issued pursuant to such exercise.

(b) The Exercise Price per share of Series D Stock for the Warrant Shares shall be payable, at the election of Investor, in cash or by certified or official bank check or by wire transfer in accordance with instructions provided by Company at the request of Investor. The Exercise Price may also be paid at Investor’s election by cancellation of indebtedness owed pursuant to the Exchange Note (as defined in the Exchange Agreement).

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(c) Upon the appropriate payment to Company of the Exercise Price for the Warrant Shares, Company shall promptly, but in no case later than the date that is two (2) Trading Days following the date the Exercise Price is paid to Company (the “Delivery Date”), deliver or cause Company’s Transfer Agent to deliver the applicable Warrant Shares electronically via book entry issuance.

(d) If Warrant Shares are delivered later than as required under subsection (c) immediately above, Investor will have the right until the Warrant Shares are issued and delivered to Investor to cancel the applicable Notice of Exercise with the applicable payment for the Exercise Price being returned to Investor or cancellation of indebtedness being automatically rescinded.

(e) Investor shall be deemed to be the holder of the Warrant Shares issuable to it in accordance with the provisions of this Section 2.1 on the Exercise Date.

2.2. Ownership Limitation. Notwithstanding anything to the contrary contained in this Warrant or the other Transaction Documents or Exchange Documents, if at any time Investor shall or would be issued shares of Series D Stock, but such issuance would cause Investor (together with its affiliates) to own a number of shares of Common Stock exceeding 9.99% of the number of shares of Common Stock outstanding on such date (the “Maximum Percentage”) (assuming full conversion of such Series D Stock into Common Stock), Company must not issue to Investor shares of Series D Stock which would exceed the Maximum Percentage (based on the applicable conversion price). The foregoing Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

3. Mutilation or Loss of Warrant. Upon receipt by Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, Company will execute and deliver to Investor a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

4. Rights of Investor. Investor shall not, by virtue of this Warrant alone, be entitled to any rights of a stockholder in Company, either at law or in equity, and the rights of Investor with respect to or arising under this Warrant are limited to those expressed in this Warrant and are not enforceable against Company except to the extent set forth herein.

5. Protection Against Dilution and Other Adjustments.

5.1. Capital Adjustments. If Company shall at any time prior to the expiration of this Warrant subdivide the Common Stock, by split-up or stock split, or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend, and the number of Warrant Shares is affected by such action, the number of Warrant Shares issuable upon the exercise of this Warrant shall forthwith be automatically increased proportionately in the case of a subdivision, split or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price and other applicable amounts, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 5.1 shall become effective automatically at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

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5.2. Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 5.1 above), then Company shall make appropriate provision so that Investor shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by Investor immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of Investor so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per Warrant Share payable hereunder, provided the aggregate purchase price shall remain the same.

6. Certificate as to Adjustments. In each case of any adjustment or readjustment in the number or kind of shares issuable on the exercise of this Warrant, or in the Exercise Price, pursuant to the terms hereof, Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Series D Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. Nothing in this Section 6 shall be deemed to limit any other provision contained herein.

7. Transfer to Comply with the Securities Act. This Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”). Neither this Warrant nor the Warrant Shares nor any shares of Common Stock issuable upon conversion of the Warrant Shares may be sold, transferred, pledged or hypothecated without (a) an effective registration statement under the 1933 Act relating to such security or (b) an opinion of counsel reasonably satisfactory to Company that registration is not required under the 1933 Act; provided, however, that the foregoing restrictions on transfer shall not apply to the transfer of the Warrant to an affiliate of Investor. Until such time as registration has occurred under the 1933 Act, each certificate for this Warrant and any Warrant Shares and any shares of Common Stock issuable upon conversion of the Warrant Shares shall contain a legend, in form and substance satisfactory to counsel for Company, setting forth the restrictions on transfer contained in this Section 7; provided, however, that Company acknowledges and agrees that any such legend shall be removed from all certificates for DTC Eligible Common Stock delivered hereunder as such Common Stock is cleared and converted into electronic shares by the DTC, and nothing contained herein shall be interpreted to the contrary. Upon receipt of a duly executed assignment of this Warrant, Company shall register the transferee thereon as the new holder on the books and records of Company and such transferee shall be deemed a “registered holder” or “registered assign” for all purposes hereunder, and shall have all the rights of Investor under this Warrant. Until this Warrant is transferred on the books of Company, Company may treat Investor as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

8. Notices. Any notice required or permitted hereunder shall be given in the manner provided in the subsection titled “Notices” in the Purchase Agreement, the terms of which are incorporated herein by reference.

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9. Supplements and Amendments; Whole Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant, together with the Exchange Agreement and the other Exchange Documents, contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings with respect to the subject matter hereof and thereof other than as expressly contained herein and therein.

10. Purchase Agreement; Arbitration of Disputes; Calculation Disputes. This Warrant is also subject to the terms, conditions and general provisions of the Purchase Agreement, including without limitation the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement. In addition, notwithstanding the Arbitration Provisions, in the case of a dispute as to any Calculation (as defined in the Purchase Agreement), such dispute will be resolved in the manner set forth in the Purchase Agreement.

11. Governing Law; Venue. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

12. Waiver of Jury Trial. COMPANY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS WARRANT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, COMPANY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

13. Remedies. The remedies at law of Investor under this Warrant in the event of any default or threatened default by Company in the performance of or compliance with any of the terms of this Warrant may not be adequate and, without limiting any other remedies available to Investor in the Transaction Documents, at law or equity, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without the obligation to post a bond.

14. Liquidated Damages. Company and Investor agree that in the event Company fails to comply with any of the terms or provisions of this Warrant, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Investor and Company agree that any fees or other charges assessed under this Warrant are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Investor’s and Company’s expectations that any such liquidated damages will tack back to the Issue Date for purposes of determining the holding period under Rule 144 under the 1933 Act, if applicable).

15. Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures delivered via facsimile or email shall be considered original signatures for all purposes hereof.

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16. Attorneys’ Fees. In the event of any arbitration, litigation or dispute arising from this Warrant, the parties agree that the unsuccessful party to such action agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred therein, including the same with respect to an appeal. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the arbitrator shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading.

17. Severability. Whenever possible, each provision of this Warrant shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Warrant or the validity or enforceability of this Warrant in any other jurisdiction.

18. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Warrant.

19. Descriptive Headings. Descriptive headings of the sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by an officer thereunto duly authorized as of the Issue Date.

COMPANY:

American Rebel Holdings, Inc.

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr., Chief Executive Officer

[Signature Page to Warrant]

ATTACHMENT 1

DEFINITIONS

For purposes of this Warrant, the following terms shall have the following meanings:

A1. “Common Stock” means shares of Company’s common stock, par value $0.001 per share.

A2. “DTC” means the Depository Trust Company or any successor thereto.

A3. “DTC Eligible” means, with respect to the Common Stock, that such Common Stock is eligible to be deposited in certificate form at the DTC, cleared and converted into electronic shares by the DTC and held in the name of the clearing firm servicing Investor’s brokerage firm for the benefit of Investor.

A4. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A5. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A6. “DWAC Eligible” means that (a) Company’s Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system, (b) Company has been approved (without revocation) by the DTC’s underwriting department, (c) Company’s transfer agent is approved as an agent in the DTC/FAST Program, (d) the Warrant Shares are otherwise eligible for delivery via DWAC; (e) Company has previously delivered all Warrant Shares to Investor via DWAC; and (f) Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Warrant Shares via DWAC.

A7. “Exercise Price” means $7.50 per share.

A8. “Trading Day” means any day Nasdaq is open for trading.

Attachment 1 to Warrant, Page 1

EXHIBIT A

NOTICE OF EXERCISE OF WARRANT

TO:	AMERICAN REBEL HOLDINGS, INC.
ATTN: Corey Lambrecht, COO/President
EMAIL: corey.lambrecht@americanrebel.com
With a copy to: anthony@demintlaw.com

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant to Purchase Shares of Series D Convertible Preferred Stock dated as of September 10, 2025 (the “Warrant”), to purchase shares of the Series D Convertible Preferred Stock, $0.001 par value (“Series D Stock”), of American Rebel Holdings, Inc., and tenders herewith payment in accordance with Section 2 of the Warrant, as follows:

_______	CASH EXERCISE:

Warrant Shares: _______________________

Exercise Price: $7.50

Purchase Price: $___________________ = (Exercise Price x Warrant Shares)

Payment is being made by:

_____	enclosed check
_____	wire transfer
_____	other

_______	NOTE CANCELLATION:

Warrant Shares: _______________________

Exercise Price: $7.50

Note Amount Cancelled = (Exercise Price x Warrant Shares):	Principal $___________________
Interest $____________________

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Warrant.

It is the intention of Investor to comply with the provisions of Section 2.2 of the Warrant regarding certain limits on Investor’s right to receive shares thereunder. Investor believes this exercise complies with the provisions of such Section 2.2. Nonetheless, to the extent that, pursuant to the exercise effected hereby, Investor would receive more shares of Series D Stock, or the Common Stock such shares of Series D Stock are convertible into, than permitted under Section 2.2, Company shall not be obligated and shall not issue to Investor such excess shares until such time, if ever, that Investor could receive such excess shares without violating, and in full compliance with, Section 2.2 of the Warrant.

Exhibit A to Warrant, Page 1

As contemplated by the Warrant, this Notice of Exercise is being sent by email to the officer indicated above.

If this Notice of Exercise represents the full exercise of the outstanding balance of the Warrant, Investor will surrender (or cause to be surrendered) the Warrant to Company at the address indicated above by express courier within five (5) Trading Days after the Warrant Shares to be delivered pursuant to this Notice of Exercise have been delivered to Investor.

To the extent the Warrant Shares are not able to be delivered to Investor via the DWAC system, please deliver certificates representing the Warrant Shares to Investor via reputable overnight courier after receipt of this Notice of Exercise (by email) to:

_____________________________________

_____________________________________

_____________________________________

Dated:

[Name of Investor]

By:

Exhibit A to Warrant, Page 2